Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

AUDAX PRIVATE CREDIT FUND, LLC

c/o Computershare

150 Royall Street, Suite V

Canton, MA 02021

September 1, 2026

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Audax Private Credit Fund, LLC (the “Fund”) has received and accepted for purchase your tender of limited liability company interests (the “Shares”) in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by Computershare Trust Company, N.A., the Fund’s transfer agent (the “Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered Shares as of September 30, 2026 less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Transfer Agent at 1-866-801-7408.

Sincerely,

Audax Private Credit Fund, LLC